Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2023 FINANCIAL RESULTS

Zeeland, Michigan, January 26, 2024 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, today reported financial results for the fourth quarter and calendar year ended December 31, 2023.
Fourth Quarter and Calendar Year 2023 Highlights:
•Fourth Quarter 2023
◦Net sales of $589.1 million, a new quarterly sales record, and a 19% increase compared to the fourth quarter of 2022
◦Gross profit margin of 34.5%, a 330 basis point improvement compared to the fourth quarter of 2022
◦Income from operations of $132.8 million, a 41% increase compared to the fourth quarter of 2022
◦Net income of $116.9 million, a 36% increase compared to the fourth quarter of 2022
◦Earnings per diluted share of $0.50, a 35% increase compared to the fourth quarter of 2022
•Calendar Year 2023
◦Net sales of $2.30 billion, a new annual sales record, and a 20% increase compared to calendar year 2022
◦Gross profit margin of 33.2%, a 140 basis point improvement as compared to calendar year 2022
◦Income from operations of $495.7 million, a 34% increase compared to calendar year 2022
◦Net income of $428.4 million, a 34% increase compared to calendar year 2022
◦Earnings per diluted share of $1.84, a 35% increase compared to calendar year 2022
◦Full Display Mirror® ("FDM") shipments of 2.44 million units, a 45% increase compared to calendar year 2022
◦Cash returned to shareholders of $256.9 million, a 13% increase compared to calendar year 2022
•$144.7 million in share repurchases (4.9 million shares)
•$112.2 million in dividends

Exhibit 99.1

Fourth Quarter 2023
For the fourth quarter of 2023, the Company reported net sales of $589.1 million, an increase of 19% compared to net sales of $493.6 million for the fourth quarter of 2022. The fourth quarter of 2023 revenue included one-time cost recoveries of approximately $5 million. Light vehicle production increased by 6% quarter over quarter in the Company's primary markets of North America, Europe, and Japan/Korea, which equates to a 13% revenue outperformance versus the Company's underlying markets.
The gross margin in the fourth quarter of 2023 was 34.5%, compared with a gross margin of 31.2% in the fourth quarter of 2022. The increase in gross margin in the fourth quarter of 2023 was positively impacted by recurring price increases to customers and one-time cost recoveries, which together positively impacted the gross margin by approximately 100 basis points on a quarter over quarter basis. Additional improvements in gross margin compared to the fourth quarter of 2022 came from the higher sales levels, improved leverage on overhead expenses, purchasing cost reductions, lower inbound freight expenses, and some improvements in overtime-related costs. “The fourth quarter of 2023 produced significant year over year gross margin improvements, as well as a sequential improvement in gross margin compared to the third quarter of 2023. Our team has done an excellent job of working with our customers to execute both temporary and permanent price increases to help offset the inflationary cost environment that has negatively impacted Gentex over the last two years," said Gentex President and CEO, Steve Downing. "I am very pleased with the progress we have made in our gross margin recovery plan during 2023. As we head into 2024, the next phase of our gross margin recovery plan will focus on bill of material reductions, throughput improvements, and overtime and scrap cost reductions. The improvements made in 2023 combined with our targeted improvements for 2024 provide the roadmap of how to achieve our target of a 35% - 36% gross margin by the end of the year," concluded Downing.
Operating expenses during the fourth quarter of 2023 were up 18% to $70.6 million, compared to operating expenses of $59.7 million in the fourth quarter of 2022. Operating expenses increased quarter over quarter primarily due to staffing and engineering related professional fees. “As we ramp up our development and launch capabilities, our planned R&D expenses are trending higher, but remain in line

Exhibit 99.1
with our expectations and continue to increase in line with our overall sales growth rates. We are focused on adding technical bandwidth across many different disciplines to help execute the significantly higher number of launches needed to accomplish our recent and forecasted growth. While launch activity has been driving an increase in R&D, we also continue to invest heavily in research activity focused on new products and technical capabilities, while also ensuring the technical team is in place to help drive product redesigns that will optimize the cost structure of existing bills of material. We expect our R&D levels to be elevated throughout 2024, as the pace of innovation and launch of new products remain at the fastest rate in Company history,” said Downing.
Income from operations for the fourth quarter of 2023 was $132.8 million, compared to income from operations of $94.1 million for the fourth quarter of 2022.
During the fourth quarter of 2023, the Company had an effective tax rate of 13.9%, which was driven by benefits from the foreign derived intangible income deduction, discrete benefits from stock-based compensation as well as by provision-to-return adjustments.
In the fourth quarter of 2023, net income was $116.9 million, compared to net income of $86.2 million in the fourth quarter of 2022.
Earnings per diluted share in the fourth quarter of 2023 were $0.50, compared with earnings per diluted share of $0.37 in the fourth quarter of 2022.
Calendar Year 2023
For calendar year 2023, the Company’s net sales were $2.30 billion, an increase of 20% compared to net sales of $1.92 billion in calendar year 2022, representing the highest annual sales in Company history. Light vehicle production in 2023 increased by 12%, compared to 2022 in the Company's primary markets. The Company's revenue outperformance in 2023 versus the underlying market was driven by growth in FDM and exterior auto-dimming mirror unit shipments, as well as continued penetration of base interior auto-dimming mirrors.
For calendar year 2023, the gross margin was 33.2%, compared to a gross margin of 31.8% for calendar year 2022. Gross margin improved for the year by 140 basis points primarily due to price increases and cost recoveries, lower freight costs, product mix, and improved overhead leverage created by the growth in revenue.

Exhibit 99.1
For calendar year 2023, operating expenses increased 11% to $266.9 million, compared to operating expenses of $239.8 million for calendar year 2022.
For calendar year 2023, the Company's effective tax rate was 15.2%, compared to an effective tax rate of 13.8% for calendar year 2022. The increase in the tax rate in 2023 was primarily driven by a reduced benefit from the foreign derived intangible income deduction compared to 2022.
Net income for calendar year 2023 was $428.4 million, up 34% compared to net income of $318.8 million in calendar year 2022.
Earnings per diluted share for calendar year 2023 were $1.84, compared to earnings per diluted share of $1.36 in calendar year 2022.
Segment Sales
Automotive net sales during the fourth quarter of 2023 were $578.7 million, compared to $482.9 million in the fourth quarter of 2022. For calendar year 2023, automotive net sales were $2.25 billion, which represents a 20% increase over 2022. The increase in automotive net sales was driven primarily by a 45% increase in FDM unit shipments to 2.44 million units, as well as a 21% year over year increase in exterior auto-dimming mirror unit shipments to 18.8 million.
Other net sales in the fourth quarter of 2023, which includes dimmable aircraft windows and fire protection products, were $10.5 million, a decrease of 2% compared to Other net sales of $10.7 million in the fourth quarter of 2022. Fire protection sales decreased by 44% and dimmable aircraft windows increased by 362% for the fourth quarter of 2023, when compared to the fourth quarter of 2022. Other net sales for calendar year 2023 were $44.6 million, compared to Other net sales of $44.2 million in calendar year 2022. Fire protection sales in 2023 were down 32% year over year, while dimmable aircraft windows increased by 211% in 2023 compared to calendar year 2022.
Share Repurchases
The Company repurchased 2.2 million shares of its common stock during the fourth quarter of 2023, at an average price of $30.76 per share. For the year ended December 31, 2023, the Company repurchased 4.93 million shares of its common stock at an average price of $29.61 per share for a total of $144.7 million. As of December 31, 2023, the Company has 15.9 million shares remaining available for

Exhibit 99.1
repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future in support of the previously disclosed capital allocation strategy, but share repurchases may vary from time to time and will take into account macroeconomic issues, market trends, and other factors that the Company deems appropriate.
Future Estimates
The Company’s current forecasts for light vehicle production for calendar year 2024 and 2025 are based on the S&P Global Mobility mid-January 2024 forecast for light vehicle production in North America, Europe, Japan/Korea, and China and are detailed in the table below.
Based on the following light vehicle production forecasts for 2024 and 2025, the Company is providing certain annual guidance for 2024 and revenue guidance for 2025:

Light Vehicle Production (per S&P Global Mobility mid-January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2025	Calendar Year 2024	Calendar Year 2023	2025 vs. 2024 % Change	2024 vs. 2023 % Change
North America	16.2	15.8	15.6	3%	1%
Europe	17.5	17.4	17.8	1%	(2)%
Japan and Korea	11.8	12.2	12.7	(3)%	(4)%
China	30.1	28.9	28.9	4%	—%
Total Light Vehicle Production	75.6	74.3	75.0	2%	(1)%

2024 Guidance
Revenue	$2.45 - $2.55 Billion
Gross Margin	34% - 35%
Operating Expenses (E,R&D and S,G&A)	$295 - $305 million
Estimated Annual Tax Rate	16% - 18%
Capital Expenditures	$225 - $250 million
Depreciation & Amortization	$95 - $105 million
     Additionally, based on the mid-January 2024 S&P Global Mobility light vehicle production forecast well as the Company's estimates for aerospace, medical and fire protection products for calendar year 2025, the Company currently expects calendar year 2025 revenue to be between $2.65 and $2.75 billion.
"Calendar year 2023 turned out to be a remarkable year for the Company, and was the first time that Gentex has exceeded $2 billion in annual revenue. It is important to note that the growth the Company has achieved over the last few years has been driven by our new technologies and innovative product roadmaps. From 2018 through 2023, the Company's revenue has grown by over 26% while light

Exhibit 99.1
vehicle production in our primary markets of Europe, North America and Japan and Korea has shrunk by over 11% during this same period. We believe this revenue out performance versus the underlying market is evidence that our product strategy is effective and is creating our targeted results. Our revenue guidance for 2024 and 2025 shows that we remain confident in our ability to continue to outperform the underlying market in revenue growth, while we continue to focus on gross margin improvement. Gentex is poised to execute on our forecasted revenue growth while maintaining focus on cost control and gross margin improvement, which are necessary to accomplish the goal of achieving a gross margin profile of 35 to 36 percent by the end of 2024. These factors, we believe, will result in record revenue and profitability that should create the foundation for increased shareholder returns over the next several years,” concluded Downing.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “hope,” “intend,” "likely", “may,” “opinion,” “optimistic,” “plan,” “poised,” “predict,” “project,” “should,” “strategy,” “target,” “will,” "work to," and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions, including the impact of inflation; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers and suppliers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules (including the impact of customer employee strikes); changes in product mix; raw material and other supply shortages;

Exhibit 99.1
labor shortages, supply chain constraints and disruptions; our dependence on information systems; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; negative impact of any governmental investigations and associated litigation including securities litigation relating to the conduct of our business; and force majeure events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC, which risks and uncertainties include supply chain constraints that have affected, are affecting, and will continue to affect, general economic and industry conditions, customers, suppliers, and the regulatory environment in which the Company operates. Includes content supplied by S&P Global Mobility Light Vehicle Production Forecast of January 16, 2024 (http://www.gentex.com/forecast-disclaimer).

Fourth Quarter Conference Call
    A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 26, 2024. Participants who wish to ask questions may register for the call at https://register.vevent.com/register/BI2be277eaaa904858bc4ebde90c1fe1f9 to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that participants join 10 minutes prior to the event start, although they may register ahead of the call and dial in at any time during the call. Participants may listen to the call via audio streaming at https://edge.media-server.com/mmc/p/

Exhibit 99.1
fasubkb7. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About the Company
    Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies. Visit the Company’s web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2023	2022	% Change	2023	2022	% Change
North American Interior Mirrors	2,068	1,939	7%	9,213	8,384	10%
North American Exterior Mirrors	1,769	1,454	22%	6,781	5,986	13%
Total North American Mirror Units	3,837	3,393	13%	15,993	14,369	11%
International Interior Mirrors	5,410	5,020	8%	22,554	20,303	11%
International Exterior Mirrors	3,109	2,591	20%	12,048	9,516	27%
Total International Mirror Units	8,519	7,611	12%	34,602	29,819	16%
Total Interior Mirrors	7,478	6,959	7%	31,767	28,686	11%
Total Exterior Mirrors	4,878	4,045	21%	18,828	15,502	21%
Total Auto-Dimming Mirror Units	12,357	11,004	12%	50,596	44,188	15%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2023	2022	2023	2022
Net Sales	$589,132,396	$493,647,571	$2,299,215,044	$1,918,958,043
Cost of Goods Sold	385,763,291	339,813,384	1,536,585,036	1,309,143,858
Gross profit	203,369,105	153,834,187	762,630,008	609,814,185

Engineering, Research & Development	41,534,646	34,935,068	154,359,700	133,308,804
Selling, General & Administrative	29,059,971	24,781,407	112,539,255	106,499,255
Income from operations	132,774,488	94,117,712	495,731,053	370,006,126

Other Income	3,127,638	1,339,617	9,250,121	(283,050)
Income before Income Taxes	135,902,126	95,457,329	504,981,174	369,723,076

Provision for Income Taxes	18,957,931	9,289,000	76,577,902	50,965,724
Net Income	$116,944,195	$86,168,329	$428,403,272	$318,757,352

Earnings Per Share(1)
Basic	$0.50	$0.37	$1.84	$1.36
Diluted	$0.50	$0.37	$1.84	$1.36

Cash Dividends Declared per Share	$0.12	$0.12	$0.480	$0.480

(1) Earnings Per Share has been adjusted to exclude the portion of net income allocated to participating securities as a result of share-based payment awards

Exhibit 99.1
GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Cash and Cash Equivalents	$226,435,019	$214,754,638
Short-Term Investments	14,356,476	23,007,385
Accounts Receivable, net	321,809,868	276,493,752
Inventories	402,473,028	404,360,270
Other Current Assets	32,663,762	30,036,331
Total Current Assets	997,738,153	948,652,376

Plant and Equipment - Net	652,877,672	550,033,036

Goodwill	340,105,631	313,807,494
Long-Term Investments	299,080,876	202,331,983
Intangible Assets	214,005,910	219,360,910
Deferred Tax Asset	41,113,759	25,528,700
Patents and Other Assets	66,515,551	67,515,425
Total Other Assets	960,821,727	828,544,512

Total Assets	$2,611,437,552	$2,327,229,924

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$271,608,976	$250,552,752
Other Non-current Liabilities	27,311,507	10,884,351
Shareholders' Investment	2,312,517,069	2,065,792,821
Total Liabilities & Shareholders' Investment	$2,611,437,552	$2,327,229,924